Exhibit 10.23

                             COOPERATIVE MEMORANDUM

                                                                   March 6, 2000

Intended Cooperators:

ADATOM.COM., INC., USA

SHENZHEN BAY INDUSTRIAL, EDUCATIONAL & RESEARCH CENTER

On March 5th, 2000, the former vice president of State University of Massachusetts, chairman of Neeonix Inc., USA, representative for the mayor of Milpitas and director of Adatom.com.Inc, Dr. Victor W. Nee paid a visit to the cooperative institution initiated by Shenzhen Government Peking University (PKU) and Hong Kong University of Science and Technology (HKUST) - Shenzhen Bay Industrial, Educational & Research Center (SBIERC), Shenzhen Hi-tech Industrial Park (SHIP), Shenzhen Virtual University Park and PKU Jade Bird Co. Ltd. Mr. Liu Yingli, vice general secretary of Shenzhen Municipal government, general director of Shenzhen High-tech Industrial Park, met with Dr. Nee in his office. Dr. Nee had a friendly talk with vice director of Domestic Cooperation committee of Peking University, Executive director of SBIERC Mr. Luo Fei, etc. Both parties proceeded a constructive discussion about the possibility of further cooperation. Dr. Nee outlined his 20 years experiences in dealing with various sectors from the United States federal government, Education, Industrial & Commercial field, as well as having established close relationships for the counterparts in China. Professor Shi introduced major functions of SBIERC, as a "Combo of Official, Industrial, Educational, Research & Capital Base." She particularly mentioned of fascinating investment environment in Shenzhen, rich resources of PKU and HKUST. Dr. Nee was deeply impressed with the operation pattern of SBIERC, especially with the prospective of SHIP and the accomplishment of Shenzhen urban constructions. He brought the message from the mayor of Milpitas, hoping to set up a positively cooperative relationship between US Silicon Valley and SBIERC. Both parties agreed upon to realize that this kind of cooperation has got clear objectives and practical foundation, therefore, the plan could be worked out step by step according to short-term or mid-term planning strategies. Mr. Luo Fei has been designated to be responsible for the promotion of this project. Therefore, the intention of cooperation has been reached be Adatom.com.Inc (Party A) and SBIERC (Party B) as the following:

1. TO COOPERATE IN DEVELOPING AND FACILITATING NETWORK RESOURCES.

One network company shall be co-sponsored and established in Shenzhen. A business plan will be developed by Adatom.Com.Co. of USA and SBIERC. After both parties agreed on the budget in the plan, investment capital will be provided by both parties according to agreed destination. As estimation, the initial investment shall be of USD2 million, subsequent financing shall be of USD5 million to 10 million. The company will focus on developing China technology and product exchange network station ( e.g., a bilingual internet system ), and China's IT Product Procurement Network. The business varieties shall be explored by both parties. Party B shall be responsible for the procedures of incorporation in Shenzhen, whereas Party A shall be bonded in bringing the joint venture into public in the US within 12 months.

2. TO COOPERATE IN DEVELOPING AND FACILITATING ONLINE EDUCATION PLATFORM

Party A shall be responsible for searching successful Online Education Platform in America, whereas Party B ought to make a quality combination between the ongoing education courses in China and the Online Education Platform in the US. In respect of education market demand in China, using of resources in both parties' places both parties shall be, on one hand, carrying out specialized talent training, on the other hand, adventuring the effective connection between online education and capital market.

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3. TO SET UP VENTURE CAPITAL FUND:

The fund shall be registered as a limited partnership firm in Hong Kong. The main purpose is to invest upon hi-tech project inland and relevant hi-tech enterprises for both America and China/

4. TO JOINTLY SPONSOR "GLOBAL NETWORK ECONOMIC FORUM"

The proposition shall be as network economic development strategy and industrial orientations, network talent in the new century and technical resources. The forum shall be anticipated at high level and be authoritative, which look forward to the future international development trends. Party A shall be responsible for promotion of the idea and inviting relevant participants in the US. Party B shall undertake the actual preparation in China. The first time of the forum shall be held in the year of 2000 or 2001 and in the subsequent years.











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